FOR IMMEDIATE RELEASE
May 4, 2021
NYSE Symbol: CPK

CHESAPEAKE UTILITIES CORPORATION REPORTS
FIRST QUARTER 2021 RESULTS

•Earnings per share ("EPS")* from continuing operations was $1.96 for the first quarter of 2021, an increase of $0.19, or 10.7 percent, compared to $1.77 for the first quarter of 2020
•Strong performance driven by over $17 million in additional gross margin** for the quarter
•Natural gas expansion projects, regulatory initiatives and contributions from 2020 acquisitions generated $7.2 million in additional gross margin during the quarter
•Return to more normal temperatures in the first quarter of 2021 increased gross margin by $6.4 million
•Capital investments of $48.7 million for the quarter align with the 2021 capital forecast
•Capital structure at the end of the first quarter of 2021 was 52 percent equity to total capitalization
•Continued focus on RNG investments including the three previously announced projects

Dover, Delaware — Chesapeake Utilities Corporation (NYSE: CPK) (“Chesapeake Utilities” or the “Company”) today announced its financial results for the first quarter of 2021. The Company's net income from continuing operations for the quarter ended March 31, 2021 was $34.5 million, or $1.96 per share, compared to $29.0 million, or $1.77 per share, for the same quarter of 2020. Higher earnings for the first quarter of 2021 reflected a return to more normal weather compared to weather in the first quarter of 2020 that was 20.4 percent warmer than normal. The Company's earnings also increased from pipeline expansion projects, favorable regulatory initiatives and contributions from the 2020 acquisitions of Elkton Gas Company ("Elkton Gas") and Western Natural Gas Company ("Western Natural Gas"). Increased retail propane margins per gallon, organic growth in the natural gas distribution operations and increased margin from Marlin Gas Services, LLC ("Marlin Gas Services") also generated additional earnings.

“The Company generated strong financial results during the first quarter, with margin increasing more than $17 million over the first quarter of 2020. Our higher results were driven by growth across the Company, as well as higher consumption resulting from weather being closer to normal temperatures. Some of the key margin drivers included increases from pipeline expansion projects, the Hurricane Michael regulatory settlement, organic natural gas distribution customer growth, contributions from Elkton Gas and Western Natural Gas, and increased retail propane margins per gallon and margin from Marlin Gas Services. Beyond our strong financial results, our forecasted capital investments remained on track as we expended over $48.7 million during the quarter," stated Jeffry M. Householder, President and Chief Executive Officer. "As we continue to focus on execution of our growth strategy across the enterprise, our employees remain steadfast in the safe delivery of our essential services to customers. We continue to successfully navigate through these challenging times and remain focused on generating increased shareholder value through continued earnings growth driven by new growth investments, including sustainable energy solutions, and our continued business transformation,”

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In March 2020, the U.S. Centers for Disease Control and Prevention (“CDC”) declared a national emergency due to the rapidly growing outbreak of COVID-19. In response to this declaration and the rapid spread of COVID-19 within the United States, federal, state and local governments throughout the country imposed varying degrees of restrictions on social and commercial activity to promote social distancing in an effort to slow the spread of the illness. These restrictions significantly impacted economic conditions in the United States in 2020 and continued into 2021. At this time, restrictions continue to lift as vaccines have become more available in the United States. Regardless, Chesapeake Utilities is considered an “essential business,” which has allowed us to continue operational activities and construction projects despite any social distancing restrictions that are in place. In response to the COVID-19 pandemic and related restrictions, the Company implemented its pandemic response plan, which includes having all employees who can work remotely do so in order to promote social distancing and providing personal protective equipment to field employees to reduce the spread of COVID-19. Despite initial reductions in restrictions by some local governments, the Company continues to operate under its pandemic response plan, monitor developments affecting employees, customers, suppliers, stockholders and take all precautions warranted to operate safely and to comply with the CDC, Occupational Safety and Health Administration, and state and local requirements in order to protect our employees, customers and the communities.

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Operating Results for the Quarters Ended March 31, 2021 and 2020

Consolidated Results

	Three Months Ended
	March 31,
(in thousands)	2021	2020	Change	Percent Change
Gross margin	$116,890	$99,820	$17,070	17.1%
Depreciation, amortization and property taxes	20,710	17,035	3,675	21.6%
Other operating expenses	44,583	40,651	3,932	9.7%
Operating income	$51,597	$42,134	$9,463	22.5%

Operating income during the first quarter of 2021 was $51.6 million, an increase of $9.5 million, or 22.5 percent, compared to the same period in 2020. The higher performance in the first quarter of 2021 reflects increased consumption driven primarily by colder weather compared to the first quarter of 2020, expansion projects and acquisitions completed in 2020 and contributions from the Hurricane Michael regulatory proceeding settlement. Further contributing to the improved performance in the first quarter of 2021 were increased retail propane margins per gallon, organic growth and increased demand for Marlin Gas Services' compressed natural gas ("CNG") transportation services. These increases were partially offset by higher depreciation, amortization and property taxes related to recent capital investments and operating expenses associated primarily with growth initiatives, including payroll, benefits and other employee-related expenses and outside services costs.

Regulated Energy Segment

	Three Months Ended
	March 31,
(in thousands)	2021	2020	Change	Percent Change
Gross margin	$78,154	$68,123	$10,031	14.7%
Depreciation, amortization and property taxes	16,924	13,758	3,166	23.0%
Other operating expenses	28,366	26,477	1,889	7.1%
Operating income	$32,864	$27,888	$4,976	17.8%

Operating income for the Regulated Energy segment for the first quarter of 2021 was $32.9 million, an increase of $5.0 million, or 17.8 percent, over the same period in 2020. Higher operating income reflects increased consumption driven primarily by colder weather compared to the first quarter of 2020, continued pipeline expansions by Eastern Shore Natural Gas Company ("Eastern Shore") and Peninsula Pipeline Company, Inc. ("Peninsula Pipeline"), contributions from the Hurricane Michael regulatory proceeding settlement, organic growth in the Company's natural gas distribution businesses and operating results from the Elkton Gas acquisition completed in the third quarter of 2020. These increases were offset by higher depreciation, amortization and property taxes, including amortization of the regulatory asset associated with the Hurricane Michael regulatory proceeding settlement, new expenses associated with Elkton Gas, and higher other operating expenses.

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The key components of the increase in gross margin are shown below:

(in thousands)
Eastern Shore and Peninsula Pipeline service expansions	$2,749
Margin contribution from Hurricane Michael regulatory proceeding settlement	2,575
Increased customer consumption - primarily weather related	1,641
Margin contribution from the Elkton Gas acquisition (completed in July 2020)	1,312
Natural gas growth (excluding service expansions)	939
Florida GRIP	370
Other variances	445
Quarter-over-quarter increase in gross margin	$10,031

The major components of the increase in other operating expenses are as follows:

(in thousands)
Facilities and maintenance costs and outside services	$885
Payroll, benefits and other employee-related expenses due to growth	802
Operating expenses from the Elkton Gas acquisition	524
Other variances	(322)
Quarter-over-quarter increase in other operating expenses	$1,889

Unregulated Energy Segment

	Three Months Ended
	March 31,
(in thousands)	2021	2020	Change	Percent Change
Gross margin	$38,776	$31,782	$6,994	22.0%
Depreciation, amortization and property taxes	3,769	3,240	529	16.3%
Other operating expenses	15,902	14,680	1,222	8.3%
Operating income	$19,105	$13,862	$5,243	37.8%
Operating income for the Unregulated Energy segment for the first quarter of 2021 was $19.1 million, an increase of $5.2 million, or 37.8 percent, over the same period in 2020. Higher operating income reflects increased consumption driven primarily by colder weather compared to the first quarter of 2020, higher retail propane margins per gallon, contribution from the acquisition of the Western Natural Gas propane assets and increased demand for Marlin Gas Services' CNG transportation services. These increases were partially offset by higher depreciation, amortization and property taxes related to recent capital investments, new expenses associated with Western Natural Gas and higher other operating expenses.

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The major components of the increase in gross margin are shown below:

(in thousands)
Propane Operations
Increased customer consumption - primarily weather related	$3,847
Increased retail propane margins per gallon driven by favorable supply costs	1,340
Western Natural Gas acquisition (completed in October 2020)	550
Marlin Gas Services
Increased demand for CNG services	731
Aspire Energy
Increased customer consumption - primarily weather related	942
Other variances	(416)
Quarter-over-quarter increase in gross margin	$6,994

The major components of the increase in other operating expenses are as follows:

(in thousands)
Payroll, benefits and other employee-related expenses due to growth	$506
Operating expenses from the Western Natural Gas acquisition	338
Facilities and maintenance costs	251
Other variances	127
Quarter-over-quarter increase in other operating expenses	$1,222

*Unless otherwise noted, EPS information is presented on a diluted basis.

**This press release includes references to non-Generally Accepted Accounting Principles ("GAAP") financial measures, including gross margin. A "non-GAAP financial measure" is generally defined as a numerical measure of a company's historical or future performance that includes or excludes amounts, or that is subject to adjustments, so as to be different from the most directly comparable measure calculated or presented in accordance with GAAP. Our management believes certain non-GAAP financial measures, when considered together with GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period.

The Company calculates "gross margin" by deducting the cost of sales from operating revenue. Cost of sales includes the purchased fuel cost for natural gas, electricity and propane, and the cost of labor spent on direct revenue-producing activities and excludes depreciation, amortization and accretion. Other companies may calculate gross margin in a different manner. Gross margin should not be considered an alternative to operating income or net income, both of which are determined in accordance with GAAP. The Company believes that gross margin, although a non-GAAP measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the profitability achieved by the Company under its allowed rates for regulated operations and under its competitive pricing structures for unregulated businesses. The Company's management uses gross margin in measuring its business units' performance.

Forward-Looking Statements

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Matters included in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Safe Harbor for Forward-Looking Statements in the Company’s 2020 Annual Report on Form 10-K for further information on the risks and uncertainties related to the Company’s forward-looking statements.

Conference Call

Chesapeake Utilities will host a conference call on Wednesday, May 5, 2021 at 4:00 p.m. Eastern Time to discuss the Company’s financial results for the three months ended March 31, 2021.  To participate in this call, dial 877.224.1468 and reference Chesapeake Utilities’ 2021 First Quarter Results Conference Call.  To access the replay recording of this call, the accompanying transcript, and other pertinent quarterly information, use the link CPK - Conference Call Audio Replay, or visit the Investors/Events and Presentations section of the Company’s website at www.chpk.com.

About Chesapeake Utilities Corporation

Chesapeake Utilities is a diversified energy company engaged in natural gas transmission and distribution; electricity generation and distribution; propane gas distribution; mobile compressed natural gas services; and other businesses. Information about Chesapeake Utilities and its family of businesses is available at https://www.chpk.com.

Please note that Chesapeake Utilities Corporation is not affiliated with Chesapeake Energy, an oil and natural gas exploration company headquartered in Oklahoma City, Oklahoma.

For more information, contact:

Beth W. Cooper
Executive Vice President, Chief Financial Officer and Assistant Corporate Secretary
302.734.6799
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Financial Summary
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2021	2020
Gross Margin
Regulated Energy segment	$78,154	$68,123
Unregulated Energy segment	38,776	31,782
Other businesses and eliminations	(40)	(85)
Total Gross Margin	$116,890	$99,820

Operating Income
Regulated Energy segment	$32,864	$27,888
Unregulated Energy segment	19,105	13,862
Other businesses and eliminations	(372)	384
Total Operating Income	51,597	42,134
Other income, net	385	3,319
Interest Charges	5,105	5,814
Income from Continuing Operations Before Income Taxes	46,877	39,639
Income Taxes on Continuing Operations	12,405	10,598
Income from Continuing Operations	34,472	29,041
Loss from Discontinued Operations, Net of Tax	(6)	(111)
Net Income	$34,466	$28,930

Basic Earnings Per Share of Common Stock
Earnings from Continuing Operations	$1.97	$1.77
Loss from Discontinued Operations	—	(0.01)
Basic Earnings Per Share of Common Stock	$1.97	$1.76

Diluted Earnings Per Share of Common Stock
Earnings from Continuing Operations	$1.96	$1.77
Loss from Discontinued Operations	—	(0.01)
Diluted Earnings Per Share of Common Stock	$1.96	$1.76

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Financial Summary Highlights

Key variances in continuing operations, between the first quarter of 2021 and the first quarter of 2020, included:

(in thousands, except per share data)	Pre-tax Income	Net Income	Earnings Per Share
First Quarter of 2020 Reported Results from Continuing Operations	$39,639	$29,041	$1.77
Adjusting for Unusual Items:
Gain from sales of assets in the first quarter of 2020	(3,162)	(2,317)	(0.14)

Increased (Decreased) Gross Margins:
Increased customer consumption - primarily weather related	6,430	4,728	0.26
Eastern Shore and Peninsula Pipeline service expansions*	2,749	2,022	0.11
Hurricane Michael Settlement margin impact *	2,575	1,894	0.11
Margin contributions from Elkton Gas and Western Natural Gas*	1,862	1,369	0.08
Increased retail propane margins per gallon	1,340	986	0.06
Natural gas growth (excluding service expansions)	939	691	0.04
Increased gross margin from demand for Marlin Gas Services *	731	537	0.03
Florida GRIP*	370	272	0.02
	16,996	12,499	0.71

(Increased) Decreased Operating Expenses (Excluding Cost of Sales):
Payroll, Benefits and other employee-related expenses due to growth	(1,995)	(1,467)	(0.08)
Hurricane Michael settlement agreement - depreciation and amortization impact	(1,776)	(1,306)	(0.07)
Depreciation, amortization and property tax costs due to new capital investments	(1,733)	(1,274)	(0.07)
Facilities, maintenance and outside services costs	(1,130)	(831)	(0.05)
Operating expenses for Elkton Gas and Western Natural Gas acquisitions	(1,029)	(757)	(0.04)
	(7,663)	(5,635)	(0.31)

Interest charges (1)	709	521	0.03
Net other changes	358	363	0.02
Change in shares outstanding due to 2020 and 2021 equity offerings	—	—	(0.12)
	1,067	884	(0.07)
First Quarter of 2021 Reported Results from Continuing Operations	$46,877	$34,472	$1.96
*See the Major Projects and Initiatives table.
(1) Interest charges includes amortization of a regulatory liability of $0.3 million related to the Hurricane Michael regulatory proceeding settlement.

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Recently Completed and Ongoing Major Projects and Initiatives

The Company constantly pursues and develops additional projects and initiatives to serve existing and new customers, and to further grow its businesses and earnings, with the intention to increase shareholder value. The following represent the major projects/initiatives recently completed and currently underway. Major projects and initiatives that have generated consistent year-over-year margin contributions are removed from the table. In the future, the Company will add new projects and initiatives to this table once negotiations are substantially final and the associated earnings can be estimated.

	Gross Margin for the Period
	Three Months Ended		Year Ended	Estimate for
Project/Initiative	March 31,		December 31,	Fiscal
in thousands	2021	2020	2020	2021	2022
Pipeline Expansions:
Western Palm Beach County, Florida Expansion (1)	$1,167	$1,000	$4,167	$4,984	$5,227
Del-Mar Energy Pathway (1) (2)	884	189	2,462	4,134	6,708
Callahan Intrastate Pipeline (2)	1,887	—	3,851	7,564	7,598
Guernsey Power Station	47	—	—	514	1,486
Total Pipeline Expansions	3,985	1,189	10,480	17,196	21,019

CNG Transportation	2,077	1,347	7,231	7,900	8,500

Renewable Natural Gas ("RNG") Transportation	—	—	—	150	1,000

Acquisitions:
Elkton Gas	1,312	—	1,344	3,992	4,200
Western Natural Gas	550	—	389	1,800	1,854
Total Acquisitions	1,862	—	1,733	5,792	6,054

Regulatory Initiatives:
Florida GRIP	4,065	3,695	15,178	16,739	17,712
Hurricane Michael regulatory proceeding	2,575	—	10,864	11,014	11,014
Capital Cost Surcharge Programs	136	133	523	1,350	2,350
Total Regulatory Initiatives	6,776	3,828	26,565	29,103	31,076

Total	$14,700	$6,364	$46,009	$60,141	$67,649

(1) Includes gross margin generated from interim services.
(2) Includes gross margin from natural gas distribution services.
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Detailed Discussion of Major Projects and Initiatives

Pipeline Expansions

West Palm Beach County, Florida Expansion
Peninsula Pipeline is constructing four transmission lines to bring additional natural gas to the Company's distribution system in West Palm Beach, Florida. The first phase of this project was placed into service in December 2018 and generated $0.2 million in additional gross margin for the three months ended March 31, 2021 compared to the prior year period. The Company expects to complete the remainder of the project in phases through the third quarter of 2021, and estimates that the project will generate gross margin of $5.0 million in 2021 and $5.2 million in 2022.

Del-Mar Energy Pathway
In December 2019, the Federal Energy Regulatory Commission ("FERC") issued an order approving the construction of the Del-Mar Energy Pathway project. Eastern Shore anticipates that this project will be fully in-service by the beginning of the fourth quarter of 2021. The new facilities will: (i) ensure an additional 14,300 Dts/d of firm service to four customers, (ii) provide additional natural gas transmission pipeline infrastructure in eastern Sussex County, Delaware, and (iii) represent the first extension of Eastern Shore’s pipeline system into Somerset County, Maryland. Construction of the project began in January 2020, and interim services in advance of this project generated additional gross margin of $0.7 million for the three months ended March 31, 2021. The estimated annual gross margin from this project including natural gas distribution service in Somerset County, Maryland, is approximately $4.1 million in 2021 and $6.7 million annually thereafter.

Callahan Intrastate Pipeline
Peninsula Pipeline completed the construction of a jointly owned intrastate transmission pipeline with Seacoast Gas Transmission in Nassau County, Florida in June 2020.  The 26-mile pipeline serves growing demand for energy in both Nassau and Duval Counties. For the three months ended March 31, 2021, the project generated $1.9 million in additional gross margin, which includes margin from natural gas distribution service. The estimated annual gross margin from this project including natural gas distribution service is approximately $7.6 million in 2021 and beyond.

Guernsey Power Station
Guernsey Power Station, LLC ("Guernsey Power Station") and the Company's affiliate, Aspire Energy Express, LLC ("Aspire Energy Express"), entered into a precedent firm transportation capacity agreement whereby Guernsey Power Station will construct a power generation facility and Aspire Energy Express will provide firm natural gas transportation service to this facility. Guernsey Power Station commenced construction of the project in October 2019.  In the second quarter of 2021, Aspire Energy Express commenced construction of the gas transmission facilities to provide the firm transportation service to the power generation facility. For the three months ended March 31, 2021, the Company received approximately $47,000 related to the construction delay of the in-service date of the project. The project is expected to be in service in the fourth quarter of 2021, and produce gross margin of approximately $0.5 million in 2021 and $1.5 million in 2022 and beyond.

CNG Transportation

Marlin Gas Services provides CNG temporary hold services, contracted pipeline integrity services, emergency services for damaged pipelines and specialized gas services for customers who have unique requirements. For the three months ended March 31, 2021, Marlin Gas Services generated additional gross margin of $0.7 million. The Company estimates that Marlin Gas Services will generate annual gross margin of approximately $7.9 million in 2021 and $8.5 million in 2022, with the potential for additional growth in future years. Marlin Gas Services continues to actively expand the territories it serves, as well as leverage its patented technology to serve other markets, including pursuing liquefied natural gas transportation opportunities and renewable natural gas transportation opportunities from diverse supply sources to various pipeline interconnection points, as further outlined below.

RNG Transportation

Noble Road Landfill RNG Project
In September 2020, Fortistar and Rumpke Waste & Recycling announced commencement of construction of the Noble Road Landfill RNG Project in Shiloh, Ohio. The project includes the construction of a new state-of-the-art facility that will utilize advanced, patented technology to treat landfill gas by removing carbon dioxide and other components to purify the gas and produce pipeline quality RNG. Aspire Energy will utilize its existing natural gas gathering assets to
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inject the RNG from this project to its system for distribution to end use customers. Once flowing, the RNG volume will represent nearly 10 percent of Aspire Energy’s gas gathering volumes.

Bioenergy DevCo
In June 2020, the Company and Bioenergy DevCo (“BDC”), a developer of anaerobic digestion facilities that create renewable energy and healthy soil products from organic material, entered into an agreement related to a project to extract renewable natural gas from poultry production waste. BDC and the Company are collaborating on this project in addition to several other project sites where organic waste can be converted into a carbon-negative energy source.

The renewable natural gas resource created from organic material at BDC's anaerobic digestion facilities in Delaware, will be processed by the Company's Delmarva natural gas operations. Marlin Gas Services will transport the sustainable fuel from BDC facility to an Eastern Shore interconnection, where it will be introduced to the Company’s own distribution system and ultimately distributed to its natural gas customers.

CleanBay Project
In July 2020, the Company and CleanBay Renewables Inc. ("CleanBay") announced a new partnership to bring renewable natural gas to the Company's Delmarva natural gas operations. As part of this partnership, the Company will transport the renewable natural gas produced at CleanBay's planned Westover, Maryland bio-refinery, to the Company's natural gas infrastructure in the Delmarva Peninsula region. Eastern Shore and Marlin Gas Services, will transport the renewable natural gas from CleanBay to the Company’s Delmarva natural gas distribution system where it is ultimately delivered to the Delmarva natural gas distribution end use customers.

At the present time, the Company expects to generate $0.2 million in 2021 in incremental margin from these renewable natural gas transportation projects beginning in 2021. Timing of incremental margin from RNG transportation projects is dependent upon the construction schedules of each project. As the Company continues to finalize contract terms and completes the necessary permitting associated with each of these projects, additional information will be provided regarding incremental margin.

Acquisitions

Western Natural Gas
In October 2020, Sharp acquired certain propane operating assets of Western Natural Gas, which provides propane distribution service throughout Jacksonville, Florida and the surrounding communities, for approximately $6.7 million, net of cash acquired. The acquisition was accounted for as a business combination within the Unregulated Energy segment in the fourth quarter of 2020. This acquisition generated $0.6 million in additional gross margin from Western Natural Gas in 2020 and Sharp estimates that this acquisition will generate gross margin of approximately $1.8 million in 2021 with additional opportunities for growth.

Elkton Gas
In July 2020, the Company closed on the acquisition of Elkton Gas, which provides natural gas distribution service to approximately 7,000 residential and commercial customers within a franchised area of Cecil County, Maryland. The purchase price was approximately $15.6 million, which included $0.6 million of working capital. Elkton Gas’ territory is contiguous to the Company's franchised service territory in Cecil County, Maryland. The Company generated $1.3 million in additional gross margin from Elkton Gas and estimates that this acquisition will generate gross margin of approximately $4.0 million in 2021 and $4.2 million in 2022.

Regulatory Initiatives

Florida GRIP
Florida GRIP is a natural gas pipe replacement program approved by the Florida PSC that allows automatic recovery, through rates, of costs associated with the replacement of mains and services. Since the program's inception in August 2012, the Company has invested $173.9 million of capital expenditures to replace 333 miles of qualifying distribution mains, including $8.0 million of new pipes during the first three months of 2021. The Company expects to generate annual gross margin of approximately $16.7 million in 2021, and $17.7 million in 2022.

Hurricane Michael
In October 2018, Hurricane Michael passed through FPU's electric distribution operation's service territory in Northwest Florida. The hurricane caused widespread and severe damage to FPU's infrastructure resulting in 100 percent of its customers in the Northwest Florida service territory losing electrical service.
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In August 2019, FPU filed a limited proceeding requesting recovery of storm-related costs associated with Hurricane Michael (capital and expenses) through a change in base rates. In March 2020, FPU filed an update to the original filing to account for actual charges incurred through December 2019, revised the amortization period of the storm-related costs from 30 years as originally requested, to 10 years, and included costs related to Hurricane Dorian of approximately $1.2 million in this filing.

In September 2019, FPU filed a petition, with the Florida PSC, for approval of its consolidated electric depreciation rates. The petition was joined to the Hurricane Michael docket. The approved rates, which were part of the settlement agreement in September 2020 that is described below, were retroactively applied effective January 1, 2020.

In September 2020, the Florida PSC approved a settlement agreement between FPU and the Office of the Public Counsel regarding final cost recovery and rates associated with Hurricane Michael. Previously, the Florida PSC approved an interim rate increase, subject to refund, effective January 1, 2020, associated with the restoration effort following Hurricane Michael. FPU fully reserved these interim rates, pending a final resolution and settlement of the limited proceeding. The settlement agreement allowed FPU to: (a) refund the over-collection of interim rates through the fuel clause; (b) record regulatory assets for storm costs in the amount of $45.8 million including interest which will be amortized over six years; (c) recover these storm costs through a surcharge for a total of $7.7 million annually; and (d) collect an annual increase in revenue of $3.3 million to recover capital costs associated with new plant and a regulatory asset for the cost of removal and undepreciated plant. The new base rates and storm surcharge were effective on November 1, 2020. The following table summarizes the impact of Hurricane Michael regulatory proceeding for the first three months of 2021:

Three Months Ended
(in thousands)	March 31, 2021
Gross Margin	$2,575
Depreciation	(303)
Amortization of regulatory assets	2,079
Operating income	799
Amortization of liability associated with interest expense	(327)
Pre-tax income	1,126
Income tax expense	298
Net income	$828

Capital Cost Surcharge Programs
In December 2019, the FERC approved Eastern Shore’s capital cost surcharge which became effective January 1, 2020. The surcharge, an approved item in the settlement of Eastern Shore’s last general rate case, allows Eastern Shore to recover capital costs associated with mandated highway or railroad relocation projects that required the replacement of existing Eastern Shore facilities. Eastern Shore expects to produce gross margin of approximately $1.4 million in 2021 and $2.4 million in 2022 from relocation projects and is dependent upon the completion of capital projects and timing of filings.

Other major factors influencing gross margin

Weather and Consumption
Weather conditions accounted for a $6.4 million increase in gross margin during the first quarter of 2021, compared to the same period in 2020, primarily due to a 13.8 percent increase in Heating Degree-Days ("HDD") in the Delmarva Peninsula and Ohio that resulted in increased customer consumption. Compared to normal temperatures, as defined below, gross margin was higher by $1.3 million. The following table summarizes HDD and Cooling Degree Days ("CDD") variances from the 10-year average HDD/CDD ("Normal") for the three ended March 31, 2021 and 2020.
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	Three Months Ended
	March 31,
	2021	2020	Variance
Delmarva Peninsula
Actual HDD	2,186	1,859	327
10-Year Average HDD ("Normal")	2,280	2,349	(69)
Variance from Normal	(94)	(490)
Florida
Actual HDD	503	369	134
10-Year Average HDD ("Normal")	506	570	(64)
Variance from Normal	(3)	(201)
Ohio
Actual HDD	2,772	2,496	276
10-Year Average HDD ("Normal")	2,959	3,019	(60)
Variance from Normal	(187)	(523)
Florida
Actual CDD	184	323	(139)
10-Year Average CDD ("Normal")	195	168	27
Variance from Normal	(11)	155
Natural Gas Distribution Margin Growth
Customer growth for the Company's natural gas distribution operations, as a result of the addition of new customers (excluding acquisitions) and the conversion of customers from alternative fuel sources to natural gas service, generated $0.9 million for the three months ended March 31, 2021. The average number of residential customers served on the Delmarva Peninsula and in Florida increased by 4.5 percent and 5.0 percent, respectively, during the first quarter of 2021. A larger percentage of the margin growth was generated from residential growth given the expansion of natural gas into new housing communities and conversions to natural gas as the Company's distribution infrastructure continues to build out. In addition, as new communities continue to build out due to population growth and infrastructure is added to support the growth, there is also increased load from new commercial and industrial customers. The details are provided in the following table:

	Three Months Ended
	March 31, 2021
(in thousands)	Delmarva Peninsula	Florida
Customer Growth:
Residential	$490	$307
Commercial and industrial	70	72
Total Customer Growth	$560	$379

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Capital Investment Growth and Associated Financing Plans
The Company's capital expenditures were $48.7 million for the three months ended March 31, 2021. The following table shows a range of the forecasted 2021 capital expenditures by segment and by business line:

	2021
(dollars in thousands)	Low	High
Regulated Energy:
Natural gas distribution	$79,000	$85,000
Natural gas transmission	55,000	60,000
Electric distribution	9,000	13,000
Total Regulated Energy	143,000	158,000
Unregulated Energy:
Propane distribution	9,000	12,000
Energy transmission	14,000	15,000
Other unregulated energy	8,000	12,000
Total Unregulated Energy	31,000	39,000
Other:
Corporate and other businesses	1,000	3,000
Total Other	1,000	3,000
Total 2021 Forecasted Capital Expenditures	$175,000	$200,000

The capital expenditure forecast is subject to continuous review and modification. Actual capital requirements may vary from the above estimates due to a number of factors, including changing economic conditions, capital delays because of COVID-19 that are greater than currently anticipated, customer growth in existing areas, regulation, new growth or acquisition opportunities and availability of capital. Historically, actual capital expenditures have typically lagged behind the forecasted amounts.
The Company's target ratio of equity to total capitalization, including short-term borrowings, is between 50 and 60 percent. The Company's equity to total capitalization ratio, including short-term borrowings, was 52 percent as of March 31, 2021.

The Company may utilize more temporary short-term debt, when the financing cost is attractive, as a bridge to the permanent long-term financing, or if the equity markets are more volatile. The Company utilizes its $375.0 million syndicated revolving line of credit (the “Revolver”), with six participating lenders. The Revolver expires on September 29, 2021 and has a tiered commitment fee and interest rate schedule, based upon a pre-determined spread over LIBOR, depending upon the Company's total capitalization. As of March 31, 2021, the pricing under the Revolver included an unused commitment fee of 0.15 percent and an interest rate of 1.0 percent over LIBOR. The Company's available credit under the Revolver at December 31, 2020 was $214.1 million. In the fourth quarter of 2020, the Company entered into interest rate swaps with notional amount of $60.0 million through December 2021 with pricing of 0.20 and 0.205 percent for the period associated with outstanding borrowing under the Revolver. In February 2021, the Company entered into an additional interest rate swap with a notional amount of $40.0 million through December 2021 with pricing of 0.17 percent. The Company's short-term borrowing is based on the 30-day LIBOR rate. The interest rate swaps are cash settled monthly as the counter-party pays us the 30-day LIBOR rate less the fixed rate.

In terms of equity capital, the Company maintains an effective shelf registration statement with the Securities and Exchange Commission for the issuance of shares under its Dividend Reinvestment and Direct Stock Purchase Plan (the “DRIP”). In June 2020, the Company also filed a shelf registration statement with the Securities and Exchange Commission, which provides for the issuance of shares of its common stock via a variety of offering types. In August 2020, the Company filed a prospectus supplement under the shelf registration statement for an At-the-Market (“ATM”) program under which the Company may issue and sell shares of common stock up to an aggregate offering price of $75.0 million. In the third and fourth quarters of 2020, the Company issued 1.0 million shares of common stock through its DRIP and the ATM programs and received net proceeds of approximately $83.0 million which were added to the Company general funds. Through the second quarter of 2021, the Company issued less than 0.1 million shares of common stock through its DRIP program and received net proceeds of approximately $2.9 million which were added to the Company general funds.

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15-15-15-15
Depending on the Company’s capital needs and subject to market conditions, in addition to other debt and equity offerings, the Company may consider, as necessary in the future, issuing additional shares under the direct stock purchase component of the DRIP, the ATM program, or pursuant to its shelf registration statement. More information about financing activities is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and the Company's First Quarter 2021 Form 10-Q.

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16-16-16-16

Chesapeake Utilities Corporation and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except shares and per share data)

	Three Months Ended
	March 31,
	2021	2020
Operating Revenues
Regulated Energy	$121,197	$102,955
Unregulated Energy and other	69,990	49,735
Total Operating Revenues	191,187	152,690
Operating Expenses
Regulated Energy cost of sales	43,043	34,832
Unregulated Energy and other cost of sales	31,254	18,038
Operations	39,437	35,951
Maintenance	4,042	3,836
Depreciation and amortization	15,365	12,252
Other taxes	6,449	5,647
Total operating expenses	139,590	110,556
Operating Income	51,597	42,134
Other income, net	385	3,319
Interest charges	5,105	5,814
Income from Continuing Operations Before Income Taxes	46,877	39,639
Income Taxes on Continuing Operations	12,405	10,598
Income from Continuing Operations	34,472	29,041
Loss from Discontinued Operations, Net of Tax	(6)	(111)
Net Income	$34,466	$28,930
Weighted Average Common Shares Outstanding:
Basic	17,485,866	16,414,773
Diluted	17,553,167	16,471,827
Basic Earnings Per Share of Common Stock:
Earnings from Continuing Operations	$1.97	$1.77
Loss from Discontinued Operations	—	(0.01)
Basic Earnings Per Share of Common Stock	$1.97	$1.76

Diluted Earnings Per Share of Common Stock:
Earnings from Continuing Operations	$1.96	$1.77
Loss from Discontinued Operations	—	(0.01)
Diluted Earnings Per Share of Common Stock	$1.96	$1.76
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17-17-17-17

Chesapeake Utilities Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

Assets	March 31, 2021	December 31, 2020
(in thousands, except shares and per share data)
Property, Plant and Equipment
Regulated Energy	$1,595,744	$1,577,576
Unregulated Energy	306,291	300,647
Other businesses and eliminations	34,439	30,769
Total property, plant and equipment	1,936,474	1,908,992
Less: Accumulated depreciation and amortization	(380,839)	(368,743)
Plus: Construction work in progress	80,061	60,929
Net property, plant and equipment	1,635,696	1,601,178
Current Assets
Cash and cash equivalents	5,575	3,499
Trade and other receivables	62,309	61,675
Less: Allowance for credit losses	(4,243)	(4,785)
Trade and other receivables, net	58,066	56,890
Accrued revenue	20,835	21,527
Propane inventory, at average cost	6,229	5,906
Other inventory, at average cost	5,884	5,539
Regulatory assets	9,145	10,786
Storage gas prepayments	417	2,455
Income taxes receivable	6,792	12,885
Prepaid expenses	11,512	13,239
Derivative assets, at fair value	3,462	3,269
Other current assets	635	436
Total current assets	128,552	136,431
Deferred Charges and Other Assets
Goodwill	38,731	38,731
Other intangible assets, net	7,958	8,292
Investments, at fair value	10,883	10,776
Operating lease right-of-use assets	10,510	11,194
Regulatory assets	111,566	113,806
Receivables and other deferred charges	10,054	12,079
Total deferred charges and other assets	189,702	194,878
Total Assets	$1,953,950	$1,932,487

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18-18-18-18

Chesapeake Utilities Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

Capitalization and Liabilities	March 31, 2021	December 31, 2020
(in thousands, except shares and per share data)
Capitalization
Stockholders' equity
Preferred stock, par value $0.01 per share (authorized 2,000,000 shares), no shares issued and outstanding	$—	$—
Common stock, par value $0.4867 per share (authorized 50,000,000 shares)	8,528	8,499
Additional paid-in capital	350,875	348,482
Retained earnings	369,623	342,969
Accumulated other comprehensive loss	(2,638)	(2,865)
Deferred compensation obligation	6,992	5,679
Treasury stock	(6,992)	(5,679)
Total stockholders' equity	726,388	697,085
Long-term debt, net of current maturities	508,525	508,499
Total capitalization	1,234,913	1,205,584
Current Liabilities
Current portion of long-term debt	13,600	13,600
Short-term borrowing	156,123	175,644
Accounts payable	58,167	60,253
Customer deposits and refunds	32,455	33,302
Accrued interest	4,837	2,905
Dividends payable	7,709	7,683
Accrued compensation	8,990	13,994
Regulatory liabilities	19,677	6,284
Derivative liabilities, at fair value	84	127
Other accrued liabilities	14,360	15,240
Total current liabilities	316,002	329,032
Deferred Credits and Other Liabilities
Deferred income taxes	211,801	205,388
Regulatory liabilities	143,291	142,736
Environmental liabilities	4,052	4,299
Other pension and benefit costs	29,856	30,673
Operating lease - liabilities	9,125	9,872
Deferred investment tax credits and other liabilities	4,910	4,903
Total deferred credits and other liabilities	403,035	397,871
Environmental and other commitments and contingencies (1)
Total Capitalization and Liabilities	$1,953,950	$1,932,487
(1)Refer to Note 6 and 7 in the Company's Quarterly Report on Form 10-Q for further information.

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19-19-19-19

Chesapeake Utilities Corporation and Subsidiaries
Distribution Utility Statistical Data (Unaudited)

	For the Three Months Ended March 31, 2021				For the Three Months Ended March 31, 2020
	Delmarva NG Distribution	Chesapeake Utilities Florida NG Division	FPU NG Distribution	FPU Electric Distribution	Delmarva NG Distribution	Chesapeake Utilities Florida NG Division	FPU NG Distribution	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$36,207	$2,045	$12,462	$9,612	$28,878	$1,861	$11,198	$7,227
Commercial	15,348	2,159	8,278	7,740	12,239	1,784	7,972	6,948
Industrial	2,470	3,892	8,086	488	2,396	3,338	7,669	64
Other (1)	419	860	(1,965)	711	(1,517)	1,494	(1,395)	(19)
Total Operating Revenues	$54,444	$8,956	$26,861	$18,551	$41,996	$8,477	$25,444	$14,220

Volume (in Dts for natural gas and KWHs for electric)
Residential	2,597,840	139,696	615,115	76,247	1,909,131	139,189	516,933	64,947
Commercial	1,885,890	1,265,484	494,090	64,775	1,540,111	1,199,123	519,583	64,679
Industrial	1,673,133	7,456,945	1,304,160	5,100	1,324,409	7,714,393	1,363,365	11,612
Other	88,582	—	777,815	—	76,914	—	588,813	—
Total	6,245,445	8,862,125	3,191,180	146,122	4,850,565	9,052,705	2,988,694	141,238

Average Customers
Residential	86,672	18,558	61,872	25,251	76,870	17,661	58,937	24,893
Commercial	7,859	1,600	4,106	7,318	7,244	1,581	3,981	7,260
Industrial	207	16	2,485	2	173	16	2,498	2
Other	6	—	6	—	18	—	14	—
Total	94,744	20,174	68,469	32,571	84,305	19,258	65,430	32,155

(1)Operating Revenues from "Other" sources include unbilled revenue, under (over) recoveries of fuel cost, conservation revenue, other miscellaneous charges, fees for billing services provided to third parties, and adjustments for pass-through taxes.